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                                                                     EXHIBIT 5.1
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[LETTERHEAD OF BRYAN CAVE LLP]


May 6, 2003


Sigma-Aldrich Corporation
Board of Directors
3050 Spruce Street
St. Louis, Missouri 63103

Ladies and Gentlemen:

We have acted as counsel to Sigma-Aldrich, a Delaware corporation ("the Company"), in connection with its filing of a Registration Statement on Form S-8 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to 5,550,000 shares of its common stock (the "Shares"), par value $1.00 per share, of the Company that may be sold pursuant to (the "Plan"), including common stock purchase rights attached to the Shares, and an indeterminate number of shares that may become exercisable due to antidilution provisions.

We have examined originals or copies, certified or otherwise, identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we deemed necessary for the purposes of the opinion expressed herein. We have assumed (i) the genuineness of all signatures on all documents examined by us, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to authentic originals of all documents submitted to us as certified or photostatic copies, and (iv) the due authorization, execution and delivery of all documents.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and upon issuance, delivery and payment therefor, in accordance with the terms of the Plans and any relevant agreements thereunder, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the above-mentioned Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ Bryan Cave LLP


Bryan Cave LLP